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                                 Exhibit 10.19

                                 Vidamed, Inc.
                             46107 Landing Parkway
                           Fremont, California 94538


                                 June 22, 1999

Mr. Randy Lindholm
c/o Vidamed, Inc.
46107 Landing Parkway
Fremont, CA 94538

     Re:  Terms of Employment Offer
          -------------------------

Dear Mr. Lindholm:

     This letter will confirm the terms of your offer of employment with Vidamed, Inc. Such terms are as follows:

     1.   Position and Responsibilities.  You will serve in the position of
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President and Chief Executive Officer, reporting to the Board of Directors of the Company. You will assume and discharge such responsibilities as are commensurate with such position. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of Vidamed in effect from time to time during your employment. Your service as President and Chief Executive Officer will commence on August 1, 1999 (the "Start Date").

     2.   Compensation.
          ------------

          (a) In consideration of your services, effective as of the Start Date, you will be paid a base salary of $235,000 per annum, payable twice monthly in accordance with Vidamed's standard payroll practices. Upon the termination of service of David Illingworth as Executive Chairman of the Company, which is expected to occur six months following the Start Date (the "Phase II Date") your base salary will be increased to $260,000. Thereafter, your base salary will normally be reviewed annually by the compensation committee of the Board of Directors of Vidamed.

          (b) On the Start Date, 25% of the original principal amount (plus accrued interest thereon) of your loan from Vidamed (the "Loan") will be forgiven. On each of the Phase II Date, the date which is six months after the Phase II Date and the date which is 18 months after the Phase II Date, 25% of the original principal amount (plus accrued interest thereon) of the Loan will be forgiven, provided you remain employed by the Company as President and Chief Executive Officer on each such Loan forgiveness date.

         (c) You will be entitled to participate in the Vidamed Performance Incentive Plan. In addition, a separate incentive compensation or bonus plan will be

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established for you as President and Chief Executive Officer. You understand that the adoption of any such plan, the eligibility and measurement criteria and all other terms shall be at the sole discretion of the compensation committee and board of directors of Vidamed.

     3.   Other Benefits.  You will be entitled to receive the standard employee
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benefits made available by Vidamed to its employees to the full extent of your eligibility therefor. You shall be entitled to paid vacation in accordance with Vidamed's vacation policy. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of Vidamed that is available to executive officers generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

          Vidamed shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the company, upon prior authorization and approval in accordance with Vidamed's expense reimbursement policy as from time to time in effect.

     4.   Stock Option.  Pursuant to Board approval, and under the terms and
          ------------
conditions of the Vidamed Stock Option Plan and Stock Option Agreement, including the stock vesting provisions contained therein, you will be granted an
option to purchase 400,000 shares of common stock of Vidamed.   Your stock
option will be granted in two separate tranches as follows: (i) tranche 1 for 200,000 shares will be granted to you on the second business day after your acceptance of this offer letter and (ii) tranche 2 will be granted to you on the Phase II Date, provided you remain employed by the Company as President and Chief Executive Officer on the Phase II Date. The exercise price for each tranche will equal the fair market value of Vidamed Common Stock on the respective grant dates. Both tranches will vest over a four year period beginning on the date of commencement of your service as President and Chief Executive Officer (in the case of the tranche 1 options) and on the Phase II Date (in the case of the tranche 2 options). The Vidamed Stock Option Plan, including the Stock Option Agreement, will be sent to you separately.

     5.   Confidential Information.  You agree that your employment is
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contingent upon your execution of, and delivery to, Vidamed of an Employment,
Confidential Information and Invention Assignment Agreement in the standard form utilized by Vidamed.

     6.   Conflicting Employment.  You agree that, during the term of your
          ----------------------
employment with Vidamed, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Vidamed is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Vidamed.

     7.   General Provisions.
          ------------------

          (a) This offer letter will be governed by the laws of the State of California, applicable to agreements made and to be performed entirely within such state.

          (b) This offer letters sets forth the entire agreement and understanding between Vidamed and you relating your employment and supersedes all prior verbal

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discussion between us. Any subsequent change or changes in your duties, salary or other compensation will not affect the validity or scope of this agreement.

          (c) This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of Vidamed and its respective successors and assigns.

     Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this offer letter as soon as possible.

                              VIDAMED, INC.


                              By  /s/
                                 -------------------------------------
                                       Robert Erra, Director


ACCEPTANCE:

     I accept the terms of my employment with Vidamed, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.

Date: June 23, 1999               /s/
      -------                    --------------------------------------
                                             Randy Lindholm

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